                                                                    EXHIBIT 10.9


                             EMPLOYMENT AGREEMENT


  THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and dated as of December 27, 1996 (the "Effective Date"), by and between Talton Holdings, Inc., a Delaware corporation (the "Company"), and JULIUS E. TALTON, JR., a resident of the State of Alabama (the "Executive").

                                   RECITALS
                                   --------

  WHEREAS, the Company and or its subsidiaries is acquiring all of the outstanding shares of capital stock of Talton Telecommunications Corporation, an Alabama corporation ("TTC") and all of the outstanding shares of capital stock of AmeriTel Pay Phones, Inc., a Missouri corporation ("AmeriTel");

  WHEREAS, the Executive is currently employed by TTC, pursuant to that certain employment agreement (the "Existing Employment Agreement"), which Existing Employment Agreement is superseded by this Agreement;

  WHEREAS, the Company desires to employ the Executive and the Executive desires to furnish services to the Company on the terms and conditions hereinafter set forth;

  WHEREAS, the parties desire to enter into this Agreement in order to set forth the terms and conditions of the employment relationship of the Executive with the Company;

  WHEREAS, the Executive and the Company each acknowledge and agree that the terms and conditions set forth below are reasonable and necessary in order to protect the legitimate business interests of the Company, TTC, AmeriTel and their subsidiaries and affiliates (collectively, the "Acquisition Entities") and to compensate the Executive for information, knowledge and experience brought to the Acquisition Entities;

  NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth below, the parties hereby agree as follows:

  1. EMPLOYMENT. The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment, on the terms and conditions hereinafter set forth. The Existing Employment Agreement is hereby superseded in its entirety, and the Executive agrees that he is entitled to no further salary, bonus, termination payments or other payments or compensation thereunder or otherwise, and that all obligations thereunder or otherwise have been fully discharged and satisfied.

  2. EMPLOYMENT PERIOD. The period of employment of the Executive by the Company hereunder (the "Employment Period) shall commence on the Effective Date and shall end on the first anniversary of the Effective Date (unless earlier terminated in accordance with Section 5 of the Agreement). Commencing on the first anniversary of the Effective Date, the Employment Period shall be extended for successive one-year periods (individually, a "Renewal Period"), unless a notice not to extend this Agreement shall have been given by either party hereto to the other not later than ninety (90) days immediately preceding the commencement of the Renewal Period (or unless earlier terminated in accordance with Section 5 of this Agreement). Unless the context otherwise requires, the Employment Period hereunder shall for purposes of this Agreement be deemed to include any Renewal Period.


  3. POSITION AND DUTIES. The Executive shall, within reason, devote his full time, attention, skills and energies during the Employment Period to the business of the Acquisition Entities, performing such specific functions on behalf of the Acquisition Entities and holding such positions as the Board of Directors or senior management of the Company may direct, all of which shall be substantially consistent with executive functions within the industry in which the Acquisition Entities are engaged.


  4.  COMPENSATION AND RELATED MATTERS.

   (a) BASE SALARY. During the Employment Period, the Company shall pay the Executive a base salary at an annual rate specified in Exhibit 4 (the "Base
                                                       ---------
Salary"), which Base Salary shall be paid in equal installments in accordance with the Company's payroll policy, subject to Section 5 below.

   (b) BONUS. During the Employment Period, incentive or other bonuses (if any) shall be at the sole discretion of the Board of Directors of the Company except as otherwise provided herein.

   (c) SEPARATE PAYMENT. In consideration of the Executive's agreements and release set forth in Section 6 below, the Company shall pay the Executive a one-time payment specified in Exhibit 4 (the "Separate Payment"), which Separate Payment shall be due and payable in equal installments over a 12-month period in accordance with the Company's payroll policy, subject to Section 5 below.

   (d) OTHER BENEFITS. During the Employment Period, the Executive shall be entitled to and eligible for group health insurance coverage and any other fringe benefits in accordance with policies applicable generally to salaried employees of the Company. The Executive shall also be entitled to paid vacation and other paid absences during the Employment Period in accordance with policies applicable generally to salaried employees of the Company.

  V.   TERMINATION.

   (a) TERMINATION FOR CAUSE. Prior to the end of the Employment Period, the Company may terminate the Executive's employment under this Agreement for "Cause". For purposes of this Agreement, the Company shall have Cause to terminate the Executive's employment hereunder in the event the Executive: (i) has committed any act of willful misconduct, embezzlement or wrongful conversion of money or property belonging to any Acquisition Entity, or any act of fraud or dishonesty that affects the business of or relates to any of the Acquisition Entities (including, without limitation, any past act of which the Company becomes aware after the date of this Agreement); (ii) is convicted of a felony at any time hereafter; (iii) has failed to comply with any material directive of the Board of Directors of the Company; or (iv) has willfully failed to substantially perform his duties hereunder (other than any such failure resulting from the Executive's death or disability). If the Executive's employment is terminated by the Company for Cause, the Company shall pay the
Executive: (i) the balance of the Separate Payment then due and owing to the Executive pursuant to Section 4(c); and (ii) any Base Salary accrued or owing to the Executive hereunder through the date of termination, less any amounts owed by the Executive to the Company or any of its, subsidiaries, and the Company shall have no further liability or obligation to the Executive hereunder.

   (b) TERMINATION WITHOUT CAUSE. Prior to the end of the Employment Period, the Company may terminate the Executive's employment under this Agreement for a reason other than Cause or no reason whatsoever (i.e., without Cause). If the Company terminates the Executive's employment without Cause prior to the expiration of the Employment Period, the Company's liability to the Executive is limited to the amount of Base Salary and Separate Payment (if any) owing to the Executive for the remainder of the Employment Period (excluding any Renewal Periods.) The Company shall pay this remaining Base Salary and Separate Payment (if any) to the Executive at the same rate such Base Salary and Separate Payment (if any) would have been due and owing to the Executive if he had remained a full time employee for the entire Employment Period (excluding any Renewal Periods.) If the Company terminates employment of the Executive because he has become disabled such that he is unable to perform the essential functions of his job (with or without reasonable accommodation), any such termination shall be deemed to be a termination without Cause pursuant to this Agreement. Similarly, the Executive's employment shall terminate upon his death, and shall be deemed a termination by the Company without Cause, with payments of the Base Salary and Separate Payment (if any) to be made to the Executive's estate.

  VI.  CONFIDENTIAL INFORMATION, REMOVAL OF DOCUMENTS,
       DEVELOPMENTS AND NON-COMPETITION, RELEASE.

   (a) CONFIDENTIAL INFORMATION. The Executive shall hold in a fiduciary capacity for the benefit of the Company and the other Acquisition Entities all trade secrets, confidential information, proprietary information, knowledge and data relating to the Acquisition Entities and/or the businesses or investments of the Acquisition Entities, which may have been obtained by the Executive during the Executive's employment by the Company (and/or during the Executive's prior employment by any of the Acquisition Entities), including such information with respect to any products, improvements, formulas, designs or styles, processes, services, customers, suppliers, marketing techniques, methods, know-how, data, future plans or operating practices ("Confidential Information"). Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such Confidential Information to anyone other than the Company and those designated by the Company.

   (b) REMOVAL OF DOCUMENTS. All records, files, drawings, letters, memoranda, reports, computer data, computer disks, electronic storage media, documents, models and the like relating to the business of any of the Acquisition Entities, which the Executive prepares, uses or comes into contact with and which contain Confidential Information shall be the exclusive property of the Company to be used by the Executive only in the performance of his duties for the Company and shall not be removed by the Executive from the premises of any Acquisition Entity (without the written consent of the Company) during or after the Employment Period unless such removal shall be required or appropriate in connection with his carrying out his duties under this Agreement, and, if so removed by the Executive, shall be returned to such Acquisition Entities immediately upon termination of the Executive's employment hereunder, or earlier request by the Company (with the Executive retaining no copies thereof nor any notes or other records relating thereto).

   (c) DEVELOPMENTS. The Executive will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software and/or works of authorship relating in any way to the business, activities or affairs of any of the Acquisition Entities, whether patentable or not, which are created, made, conceived or reduced to practice (in whole or in part) by the Executive or under his direction or jointly with others prior to or during the Employment Period, whether or not during normal working hours or on the premises of the Company (collectively, "Developments"). The Executive agrees to assign and does hereby assign to the Company all of his right, title and interest in and to all Developments and related patents, copyrights and applications therefor. The Executive shall do all permissible things, and take all permissible action, necessary or advisable, in the Company's sole discretion and at the Company's expense, to cause any other person related to the Executive or an entity controlled by the Executive having an interest in a Development to assign to the Company all of such person's or entity's right, title and interest in and to such Development and related patents, copyrights and applications therefor. The Executive, however, does not guarantee that such assignment will be obtained. The Executive agrees to cooperate fully with the Company, both during and after the termination of the Employment Period, with respect to the procurements, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments.

   (d) NON-COMPETITION. During (i) the Executive's employment with the Company and (ii) the two-year period immediately following the termination of the Executive's employment, the Executive (A) shall not engage, anywhere within the geographical areas in which any Acquisition Entity is then conducting its business operations, directly or indirectly, alone, in association with or as a shareholder, principal, agent, partner, officer, director, employee or consultant of any other organization, in any Competitive Business; (B) shall not solicit or encourage any officer, employee, independent contractor, vendor or consultant of any of the Acquisition Entities to leave the employ of, or otherwise cease his relationship with, any of the Acquisition Entities; and (C) shall not solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the customers or accounts, or prospective customers or accounts, of any Acquisition Entity, which were contacted, solicited or served by any Acquisition Entity during the time the Executive was employed by any Acquisition Entity (including any employment of the Executive prior to the date hereof). Notwithstanding anything herein to the contrary, the Executive will not be in violation of this provision if he owns five percent or less of the outstanding voting stock of a publicly-traded corporation as to which the Executive is neither an officer, director, nor employee. If, at any time, the provisions of this Section 6(d) shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 6(d) shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Executive agrees that this Section 6(d) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein. For purposes of this
Section 6, Executive and the Company agree that Competitive Business shall mean the corrections or penal management businesses and the administration or servicing thereof, and the inmate telephone business and the pay telephone business generally.

   (e) NON-COMPETITION IN EXPANSION MARKETS. Executive acknowledges that a valuable asset of the Acquisition Entities is the plan of the Company and Acquisition Entities to extend and expand their business, by acquisition or otherwise, to areas of the United States of America which Acquisition Entities do not yet serve as of the Effective Date. Accordingly, during (i) the Executive's employment with the Company and (ii) the two-year period immediately following the termination of the Executive's employment, the Executive shall not engage, anywhere in the United States of America, directly or indirectly, alone, in association with or as a shareholder, principal, agent, partner, officer, director, employee or consultant of any other organization, in any Competitive Business. Notwithstanding anything herein to the contrary, the Executive will not be in violation of this provision if he owns five percent or less of the outstanding voting stock of a publicly-traded corporation as to which the Executive is neither an officer, director, nor employee. If, at any time, the provisions of this Section 6(e) shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 6(e) shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Executive agrees that this Section 6(e) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein. For purposes of this
Section 6(e), Executive and Company agree that Competitive Business shall mean the corrections or penal management businesses and the administration or servicing thereof, and the inmate telephone business and the pay telephone business generally.

   (f) CONTINUING OPERATION. Any termination of the Executive's employment or of this Agreement shall have no effect on the continuing operation of this
Section 6.

   (g) LEGITIMATE BUSINESS INTERESTS. The Executive has carefully read and considered the provisions of this Section 6 and, having done so, agrees that the restrictions set forth herein, including, without limitation, the time and geographic restrictions set forth above, are fair and reasonable and are reasonably required for the protection of the legitimate business interests and goodwill of the Company.

   (h) REMEDIES. The Executive acknowledges that any violation of any of the covenants and agreements contained in this Section 6 would result in irreparable and continuing harm and damage to the Company and the other Acquisition Entities which would be extremely difficult to quantify and for which money damages alone would not be adequate compensation. Consequently, the Executive agrees that, in the event he violates or threatens to violate any of these covenants and agreements, the Company shall be entitled to: (1) entry of an injunction, temporary and permanent, enjoining such violation and/or requiring the Executive to return all materials or other proprietary information of the Company and (2) money damages insofar as they can be determined. Nothing in this Agreement shall be construed to prohibit the Company and the other Acquisition Entities from also pursuing any other legal or equitable remedy, the parties having agreed that all remedies are cumulative. The parties waive the right to a jury trial with respect to any controversy or claim between or among the parties hereto, including any claim arising out of or relating to this Agreement or based on or arising from an alleged tort.

   (i) In consideration of the covenants of the Company contained herein and the Separate Payment provided for above, Executive does hereby release, acquit and forever discharge TTC and Talton Telecommunications of Carolina, Inc., and their present and former officers, directors, agents, employees, and their respective insurers and all other persons, firms and corporations to whom and for whose conduct the parties hereby released may be liable (the "Released Parties") from any and all claims, demands and causes of action of whatsoever nature, known or unknown, foreseen or unforeseen, whether in contract or in tort, or arising under or by virtue of any federal or state statute or regulation, which arose prior to the date hereof and in any way relate to the Executive's employment by TTC and/or Talton Telecommunications of Carolina, Inc.; provided however that nothing herein shall release the Released Parties from any claim of Executive arising under this Agreement or in connection with or related to any of the Contemplated Transactions as that term is defined in that certain Stock Acquisition Agreement by and among Company and Julius E. Talton, Julius E. Talton, Jr., James E. Lumpkin, Carrie T. Glover, Talton Telecommunications Corporation and Talton Telecommunications of Carolina, Inc.

  7. SEVERABILITY. Whenever possible, each provision and term of this Agreement will be interpreted in a manner to be effective and valid, but if any provision or term of this Agreement is held to be prohibited or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement.

  8. WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

  9. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Company and its affiliates, successors and assigns, and the Executive and his assigns, heirs and legal representatives. Each of the Acquisition Entities (and their respective affiliates, successors and assigns) shall be third party beneficiaries of this Agreement and may independently enforce and benefit from the terms hereof.

  10. OTHER AGREEMENTS; INDEMNIFICATION. The Executive hereby represents that, except as he has disclosed in writing to the Company, the Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the Executive's employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Executive further represents that his performance of all of the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Executive in confidence or in trust prior to the date of this Agreement, and the Executive will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others. The Executive hereby indemnifies and agrees to defend and hold the Company harmless from and against any and all damages, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys' fees and the costs of investigation) resulting or arising directly or indirectly from any breach of the foregoing representations or from allegations, claims, proceedings or actions by third parties relating to the confidential information belonging to them and disclosed by the Executive to the Company.

  11. WITHHOLDING. Any payments provided for in this Agreement shall be paid net of any applicable withholding of taxes required under federal, state or local law.

  12. RECITALS; HEADINGS; CONSTRUCTION. The Recitals set forth in the preamble of this Agreement shall be deemed to be included and form an integral part of this Agreement. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms. All references herein to the word "or" shall mean "and/or." The parties, in acknowledgment that all of them have been represented by counsel and that this Agreement has been carefully negotiated, agree that the construction and interpretation of this Agreement and other documents entered into in connection herewith shall not be affected by the identity of the party or parties under whose direction or at whose expense this Agreement and such documents were prepared or drafted.

  13. TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

  14. GOVERNING LAW. This Agreement shall be governed by the substantive laws of the State of Alabama, without regard to its conflicts of laws principles. In particular, Alabama substantive law will govern any controversy or claim between or among the parties hereto, including any claim arising out of or relating to this Agreement or based on or arising from an alleged tort.

  15. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements and understandings between the parties with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by both parties.

  16. NOTICES. Any notice, demand or other communication which may or is required to be given under this Agreement shall be in writing and shall be: (a) personally delivered; (b) transmitted by United States postage prepaid mail, registered or certified mail, return receipt requested; (c) transmitted by reputable overnight courier service such as Federal Express; or (d) transmitted by legible facsimile (with answer back confirmation) to the parties' respective addresses as set forth opposite their signatures hereto. Except as otherwise specified herein, all notices and other communications shall be deemed to have been duly given on (i) the date of receipt if delivered personally, (ii) two (2) calendar days after the date of posting if transmitted by registered or certified mail, return receipt requested, (iii) the first (1st) business day after the date of deposit if transmitted by reputable overnight courier service or (iv) the date of transmission with confirmed answer back if transmitted by facsimile, whichever shall first occur. A notice or other communication not given as herein provided shall only be deemed given if and when such notice or communication is actually received in writing by the party to whom it is required or permitted to be given. The parties may change their address for purposes hereof by notice given to the other parties in accordance with the provisions of this Section, but such notice shall not be deemed to have been duly given unless and until it is actually received by the other party.

  17. COMMON LAW OR OTHER DUTIES. The Executive's duties obligations, and agreements hereunder are in addition to (and not in limitation of) any duties or obligations under common law or statute owed to the Acquisition Entities by the Executive by reason of his position as officer, director or employee, as applicable, of the Acquisition Entities.

  18. ATTORNEYS' FEES. In the event of any litigation or proceeding brought with respect to this Agreement in which the parties to this Agreement (or any other Acquisition Entity or Entities) is a party, the prevailing party(ies) shall be entitled to recover from non-prevailing party(ies) any reasonable attorneys' fees and expenses incurred therein.

  19. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

   IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                        TALTON HOLDINGS, INC., a
                        Delaware corporation



                         By:     /s/ TODD W. FOLLMER
                             -----------------------------------
                         Name:    Todd W. Follmer
                         Title:   Chief Executive Officer

                         Address: c/o Engles Urso Follmer
                                      Capital Corporation
                                  3811 Turtle Creek Boulevard
                                  Suite 1300
                                  Dallas, Texas  75219
                                  Attention:  Todd W. Follmer

                         Telephone:  (214) 526-3454
                         Facsimile:  (214) 528-9929



                             /s/ JULIUS E. TALTON, JR.
                         ----------------------------------------
                         JULIUS E. TALTON, JR.

                         Address:  ________________________
                                   ________________________
                                   ________________________

                         Telephone:  ________________________
                         Facsimile:  ________________________

                                   EXHIBIT 4
                                   ---------
                      to Talton, Jr. Employment Agreement


       (a)  Base Salary:       $100,000
            -----------------

       (b)  Guaranteed Bonus:  $25,000, to be paid on the earlier of the
            -----------------
refinancing of the Talton subordinated debt or December 31, 1997.

       (c)  Separate Payment:  $25,000
            -----------------

       (d)  Incentive Bonus:   Up to 37.5% of Base Salary tied to performance on
            -----------------
a budget approved and established by the Board.

       (e)  Other Benefits:    During the Employment Period, the Executive shall
            --------------
be entitled to receive and enjoy all fringe benefits that he enjoyed as an executive of TTC immediately prior to the commencement of the Employment Period. In addition, the Executive shall be eligible for all future fringe benefits made available to other salaried employees of the Company or the Acquisition Entities. The Executive shall be entitled to paid vacation and other paid absences during the Employment Period in accordance with the policies applicable generally to salaried employees of the Company or the Acquisition Entities.

       (f)  Warrants:  The Company plans to establish a Management Stock Option
            --------
Incentive Plan and the Executive will participate thereunder in an amount and on the terms to be determined by the Board of Directors of the Company.

       (g)  Insurance:  The Company and the Acquisition Entities shall each
            ---------
maintain D&O insurance coverage.

       (h)  Indemnity:     The Company shall also indemnify, defend, and hold
            ---------
the Executive free and harmless of, from, and against any and all claims, demands, actions, causes of action, and all other litigation related to the employment of the Executive under this Employment Agreement.

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